Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE For more information contact Nancy Gray, EVP & CFO, 714-438-2500	Member FDIC Equal Housing Lender Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports Fourth Quarter and Fiscal Year 2007 Operating Results

COSTA MESA, Calif., February 8, 2008 (BUSINESS WIRE) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the fourth quarter and fiscal year ended December 31, 2007.

Overview

Quarter Ended December 31, 2007. During the fourth quarter ended December 31, 2007, the Company’s net income totaled $1.2 million, or $0.11 per diluted share, as compared to $1.8 million, or $0.16 per diluted share, in the same quarter of 2006, a decline of $583,000. This decline was primarily attributable to an increase of (i) $825,000 in provision for loan losses, (ii) a $294,000 increase in non-interest expense, and (iii) a decline in net interest income of $234,000, partially offset by a $263,000 gain on the sale of securities.

Fiscal Year Ended December 31, 2007. For the year ended December 31, 2007, income from continuing operations and net income each totaled $5.8 million, or $0.53 per diluted share, as compared to income from continuing operations of $7.1 million, or $0.66 per diluted share, in the same year of 2006. Net income in the year ended December 31, 2006 totaled $6.9 million, or $0.64 per diluted share, as a result of a loss of $189,000, or $0.02 per diluted share, incurred by our discontinued operations, which consisted of our retail securities brokerage business which we sold in the second quarter of 2006. The decline in income from continuing operations in the year ended December 31, 2007 was primarily attributable to (i) a decline in net interest income of $941,000, or 2.9%, (ii) an increase of $920,000 in the provision for loan losses, and (iii) a $1.0 million, or 5%, increase in non-interest expense, which included a $443,000 charge for the accelerated recognition of debt issuance costs resulting from the redemption of $10.3 million of junior subordinated debentures during the third quarter of 2007.

“During the year 2007, the Company repositioned its balance sheet in response to the changing economic conditions,” said Raymond E. Dellerba, President and Chief Executive Officer. “In order to take advantage of opportunities created by economic uncertainty, we increased federal funds sold by $26 million, which we offset by a decrease in investments. Additionally, we paid off $10 million of high cost junior subordinated debentures to reduce our cost of borrowed funds. We have realigned our loan portfolio by increasing our commercial loans and owner occupied commercial real estate loans by $39 million, or 17%, and $35 million, or 27%, respectively. At the same time we reduced single family residential mortgage loans by $11 million, or 15%, and construction loans by $18 million, or 28%, in order to reduce our exposure to the current problems in the residential mortgage market,” continued Mr. Dellerba. “In 2007, our unfunded commitments on commercial loans increased by $25 million, or 17%, to $174 million, while the unfunded commitments on construction loans declined by $22 million, or 50%, to $22 million. Our commercial loans and owner occupied commercial real estate loans now represent 35% and 21%, respectively, of our loan portfolio as of December 31, 2007, up from 31% and 17%, respectively, as of December 31, 2006.” Mr. Dellerba further added, “The management team directed the Bank out of single family residential mortgage lending in June of 2005 and reduced construction lending and exposure on single family unattached housing in the first quarter of 2007.”

“To enhance shareholder value we will continue to analyze our investments for the best possible returns while focusing on commercial loan growth that will bring core deposits to the Bank,” concluded Mr. Dellerba.

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PMBC Earnings Release

February 8, 2008

Results of Continuing Operations

Net Interest Income. Net interest income, a primary measure of bank profitability, decreased in the fourth quarter of 2007 by $234,000, or 3%, to $7.7 million from $8.0 million in the fourth quarter of the prior year, due to an increase of $265,000, or 3.0%, in interest expense, which more than offset an increase in interest income of $31,000, or 0.2%.

In the year ended December 31, 2007, net interest income decreased by $941,000, or 3%, to $31.4 million from $32.4 million in 2006. That decrease was due to a $7.2 million, or 23% increase in interest expense, which more than offset a $6.3 million, or 10% increase in interest income in fiscal 2007.

The increases in interest income in both the three months and year ended December 31, 2007 were primarily attributable to increases in the volume of outstanding loans. The increases in interest expense in both those periods were primarily attributable to increases in the volume of interest-bearing deposits and, to a lesser extent, in interest rates paid on deposits as a consequence of increased competition for deposits.

Our net interest margin declined by 22 basis points to 2.92% in the three months ended December 31, 2007, from 3.14% in the same period of 2006, and by 34 basis points to 2.96% in the year ended December 31, 2007, from 3.30% in 2006.

“Over the last four months of 2007, the Federal Reserve Board reduced the federal funds rate by one hundred basis points. This reduction affected our net interest margins in the short term since we have more assets that re-price immediately, while our liabilities re-price over a longer period of time,” said Nancy A. Gray, Executive Vice President and Chief Financial Officer.

Provision for Loan Losses. During the three months ended December 31, 2007, we made provisions for possible loan losses totaling $1.1 million, compared to $275,000 in the same three months of 2006. As a result the provisions made for possible loans losses for the year ended December 31, 2007 increased to approximately $2 million from $1.1 million in 2006. These increases were made in response to (i) increases during 2007 in non-performing loans and net loan charge-offs, which required us to make provisions to replenish the allowance for loan losses, (ii) the growth of our loan portfolio, and (iii) a worsening of economic conditions, which increases the risks of loan defaults by borrowers. During 2007, net loan charge-offs totaled $1.8 million as compared to $302,000 in 2006.

Non-interest Income. Non-interest income increased by $362,000, or 132%, to $636,000 in the fourth quarter of 2007, from $274,000 for the same period in 2006, primarily as a result of a $263,000 gain on the sale of securities during the fourth quarter of 2007. In the year ended December 31, 2007, non-interest income increased by $407,000, or 32%, to $1.7 million from $1.3 million in 2006, due in part to that $263,000 gain on the sale of securities in the fourth quarter of 2007.

Non-interest Expense. Non-interest expense increased by $294,000, or 6%, in the three months ended December 31, 2007, as compared to the same three months of 2006. In the year ended December 31, 2007, non-interest expense increased by $1.04 million, or 5%, as compared to 2006. Those increases were, for the most part, attributable to (i) increases of $167,000 and $520,000, respectively, in Federal Deposit Insurance assessments (that are paid by all federally insured banking institutions) resulting from a change in assessment formulas mandated by the Federal Deposit Insurance Reform Act of 2005, and (ii) the early redemption of $10.3 million of junior subordinated debentures in this year’s third quarter, as a result of which we recognized an accelerated non-cash charge of $443,000, representing debt issuance costs that we had formerly been amortizing over the 30 year term of those debentures. Due to the increases in non-interest expense and the decreases in net interest income in the three months and in the year ended December 31, 2007, our efficiency ratio (non-interest expense as a percentage of total revenues from continuing operations) increased to 64% in the fourth quarter of 2007, and to 66% for the year ended December 31, 2007, from 62% and 61%, respectively, in the quarter and for the year ended December 31, 2006.

Provision for Income Taxes. Our effective tax rates for the three months and the year ended December 31, 2007 decreased to 37% and 38%, respectively, from 38% and 40%, respectively, for the three months and the year ended December 31, 2006, partially related to the increase in tax free investments. As a result of the declines in pre-tax income in the three months and the year ended December 31, 2007, the provisions that we made for income taxes

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PMBC Earnings Release

February 8, 2008

decreased by $408,000, or 37%, and by $1.1 million, or 24%, in the three months and the year ended December 31, 2007, respectively, as compared to the three months and the year ended December 31, 2006.

Discontinued Operations. As previously reported, in the second quarter of 2006 we sold our securities brokerage business and, accordingly, for financial reporting purposes that business was classified as discontinued operations for the period from January 1, 2006 until we sold that business in the second quarter of 2006. Due to that sale, those discontinued operations had no financial impact on our operating results in the three months or for the year ended December 31, 2007. However, those discontinued operations incurred a loss of $189,000, or $0.02 per share, in the first six months of 2006, which is reflected in the results of operations for the year ended December 31, 2006.

Balance Sheet Growth and Asset Quality

Loans and Assets. Loans (net of the allowance for loan losses) increased by $32 million, or 4%, to $773 million at December 31, 2007, from $741 million at December 31, 2006. Fed funds sold increased by $26 million to $39 million at December 31, 2007, from $13 million at December 31, 2006. Those increases in loans and fed funds sold, which were funded primarily by a $29 million increase in deposits, contributed to a 3% increase in total assets to $1.077 billion at December 31, 2007, from $1.043 billion one year earlier.

Deposits and Other Interest Bearing Liabilities. Deposits also increased, growing by $29 million, or 4%, to $747 million at December 31, 2007, from $718 million at December 31, 2006, primarily as a result of (i) a $25 million, or 20% increase in savings and money market accounts, to $153 million at December 31, 2007, from $128 million at December 31, 2006 and (ii) a $9 million, or 2%, increase in time deposits to $384 million at December 31, 2007, from $375 million at December 31, 2006.

Non-Performing Loans and Allowance for Loan Losses. Loans classified as non-performing, and 90 days past due or impaired, totaled $8.0 million, or 1.03% of total loans outstanding, at December 31, 2007, as compared to $1.8 million, or 0.24% of total loans outstanding, at December 31, 2006. We had no restructured loans at December 31, 2007 or 2006. The allowance for loan losses totaled $6.1 million, or 0.79% of loans outstanding, at December 31, 2007, as compared to $5.9 million and 0.79%, respectively, at December 31, 2006.

Ms. Gray commented, “The increase in non-performing loans at December 31, 2007, as compared to December 31, 2006, is comprised primarily of commercial loans aggregating $2.9 million, construction loans aggregating $3.2 million and residential real estate mortgage loans aggregating $1.9 million. However, we believe that all of the non-performing loans are well-collateralized or have been adequately reserved for in the allowance for loan losses.”

Share Repurchases and Redemptions of Subordinated Debentures. Pursuant to the Company’s previously announced stock repurchase program, during the three months ended December 31, 2007, the Company repurchased 15,400 shares of its common stock in open market transactions, for an aggregate purchase price of $181,021. For the year ended December 31, 2007, a total of 65,400 shares were repurchased under that program for an aggregate purchase price of $868,521.

Using available cash, during the third quarter of 2007 the Company exercised its rights to redeem, at par, an aggregate of $10,310,000 principal amount of its outstanding junior subordinated debentures. As described above, the Company recognized an accelerated non-cash charge of $443,000, representing costs incurred in connection with the issuance of those debentures which, prior to the exercise of the redemption rights, were being amortized over the 30 year term of those debentures. As a result of the redemption of those debentures, the remaining aggregate principal amount of the Company’s outstanding junior subordinated debentures totaled $17.5 million at December 31, 2007, down from the $27.8 million principal amount that had been outstanding at December 31, 2006.

The Company continued to be classified as “well-capitalized” under applicable regulatory capital adequacy guidelines.

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PMBC Earnings Release

February 8, 2008

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its “click-to-mortar” combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of eight financial centers in Southern California, four of which are located in Orange County, two of which are located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our two financial centers in Los Angeles County are located, respectively, in the cities of Beverly Hills and Long Beach. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario, visible from the Interstate 10 Freeway. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs, intentions and views about our future financial performance and trends in our business or markets, which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected future financial performance as set forth in the forward-looking statements contained in this news release. These risks and uncertainties relate to such matters as, but are not limited to, the following:

•

Possible increases in competition from other financial institutions, which could prevent us from increasing our loan volume or require us to reduce the interest rates we are able to charge on the loans we make or to increase the interest rates we must offer in order to attract or retain deposits.

•

Adverse changes in local or national economic conditions, which could lead to a decline in loan volume or an increase in loan delinquencies that would result in declines in our net interest income and in our net income.

•

Changes in Federal Reserve Board monetary policies which directly affect prevailing market rates of interest and, therefore, could cause increases in our costs of funds and affect the willingness or ability of customers to borrow money, or decreases in interest rates we are able to charge on the loans we make, any of which could result in reductions in our net interest income and in our net income.

•	The risk that declines in real property values in Southern California would result in deterioration in the performance of our loan portfolio or a reduction in loan demand.

•

The possible adverse impact on our operating results if we are unable to manage our growth or achieve profitability at new financial center locations, or if we are unable to successfully enter new markets or introduce new financial products or services that will gain market acceptance.

•	The risks that natural disasters, such as earthquakes or fires, which are not uncommon in Southern California, could adversely affect our operating results.

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PMBC Earnings Release

February 8, 2008

•	Our dependence on certain key officers for our future success, the loss of any of which could adversely affect our operating results.

•	Increased government regulation which could increase the costs of our operations or make us less competitive, particularly with financial service businesses which are not subject to bank regulations.

Certain of these, as well as other, risk factors and uncertainties are discussed in greater detail in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission. Readers of this news release are urged to read the discussion of those risks and uncertainties that are contained in that Annual Report and are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of the date of this news release. The Company disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

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PMBC Earnings Release

February 8, 2008

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2007	2006	Percent Change	2007	2006	Percent Change
Total interest income	$16,949	$16,918	0.2%	$70,058	$63,800	9.8%
Total interest expense	9,219	8,954	3.0%	38,617	31,418	22.9%

Net interest income	7,730	7,964	(2.9)%	31,441	32,382	(2.9)%
Provision for loan losses	1,100	275	300.0%	2,025	1,105	83.3%

Net interest income after provision for loan losses	6,630	7,689	(13.8)%	29,416	31,277	(6.0)%
Non-interest income
Service charges & fees on deposits	214	174	23.0%	790	715	10.5%
Gain of sale of securities	263	0	N/M	263	0	N/M
Other non-interest income	159	100	59.0%	620	551	12.5%

Total non-interest income	636	274	132.1%	1,673	1,266	32.1%
Non-interest expense
Salaries & employee benefits	3,213	2,983	7.7%	11,907	11,618	2.5%
Occupancy and equipment	966	979	(1.3)%	3,955	3,930	0.6%
Amortization of debt issuance costs	3	14	(78.6)	489	57	N/M
Other non-interest expense	1,178	1,090	8.1%	5,367	5,078	5.7%

Total non-interest expense	5,360	5,066	5.8%	21,718	20,683	5.0%

Income before income taxes	1,906	2,897	(34.2)%	9,371	11,860	(21.0)%
Income tax expense	705	1,113	(36.7)%	3,601	4,739	(24.0)%

Income from continuing operations net of taxes	1,201	1,784	(32.7)%	5,770	7,121	(19.0)%
(Loss) from discontinued operations, net of taxes	0	0	N/A	0	(189)	N/M

Net Income	$1,201	$1,784	(32.7)%	$5,770	$6,932	(16.8)%

Net income(loss) per basic share:
Income from continuing operations	$0.11	$0.17		$0.55	$0.70
Income (loss) from discontinued operations	$0.00	$0.00		$0.00	$(0.02)

Net Income	$0.11	$0.17		$0.55	$0.68

Net income(loss) per diluted share:
Income from continuing operations	$0.11	$0.16		$0.53	$0.66
Income (loss) from discontinued operations	$0.00	$0.00		$0.00	$(0.02)

Net Income	$0.11	$0.16		$0.53	$0.64

Weighted average shares outstanding (in thousands)
Basic	10,500	10,300		10,423	10,234
Diluted	10,832	10,768		10,855	10,830
Ratios from continuing operations(1)
ROA	0.44%	0.69%		0.53%	0.70%
ROE	4.96%	8.15%		6.25%	8.52%
Efficiency ratio	64.07%	61.50%		65.59%	61.47%
Net interest margin (1)	2.92%	3.14%		2.96%	3.30%

(1)	Ratios and net interest margin for the three month periods ended December 31, 2007 and 2006 have been annualized.

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PMBC Earnings Release

February 8, 2008

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	December 31,		Percent Increase/(Decrease)
	2007	2006
ASSETS
Cash and due from banks	$14,332	$13,304	7.7%
Fed funds sold	39,400	13,000	203.1%
Interest bearing deposits	198	198	0.0%
Investments	231,500	255,704	(9.5)%
Loans (net of allowance of $6,126 and $5,929, respectively)	773,071	740,957	4.3%
Investment in unconsolidated trust subsidiaries	682	837	(18.5)%
Other assets	17,840	18,529	(3.7)%

Total Assets	$1,077,023	$1,042,529	3.3%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$187,551	$189,444	(1.0)%
Interest bearing deposits
Interest checking	22,292	25,657	(13.1)%
Savings/money market	152,882	127,884	19.5%
Certificates of deposit	383,938	374,808	2.4%

Total interest bearing deposits	559,112	528,349	5.8%

Total deposits	746,663	717,793	4.0%
Other borrowings	208,818	201,797	3.5%
Other liabilities	7,153	7,176	(0.3)%
Junior subordinated debentures	17,527	27,837	(37.0)%

Total liabilities	980,161	954,603	2.7%
Shareholders’ equity	96,862	87,926	10.2%

Total Liabilities and Shareholders’ Equity	$1,077,023	$1,042,529	3.3%

Tangible book value per share(1)	$9.36	$8.81

Shares outstanding	10,492,049	10,308,364

(1)	Excludes accumulated other comprehensive income/loss, which was included in shareholders’ equity.

	Year Ended December 31,
Average Balances	2007	2006
	(In thousands)
Average gross loans (*)	$744,589	$697,176
Average earning assets	$1,062,048	$981,938
Average assets	$1,090,572	$1,011,476
Average equity	$92,353	$83,541
Average interest bearing deposits	$573,417	$462,976

(*)	Excludes loans held for sale and allowance for loan loss (ALL).

	At December 31,
Credit Quality Data (dollars in thousands)	2007	2006
Total non-performing assets	$8,473	$1,777
Net charge-offs year-to-date	$1,832	$302
90-day past due loans	$7,721	$1,877
Allowance for loan losses	$6,126	$5,929
Allowance for loan losses /gross loans (excl. loans held for sale)	0.79%	0.79%
Allowance for loan losses /total assets	0.57%	0.57%

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